Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ensco plc:
We consent to the use of our audit reports dated February 24, 2011, with respect to the consolidated balance sheets of Ensco plc as of December 31, 2010 and 2009, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
/s/ KPMG LLP
Dallas, Texas
May 5, 2011